SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

February 16, 2006 (February 15, 2006)
Date of Report (Date of earliest event reported)

REGENERX BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-15070	52-1253406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center, Suite 630, Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

(301) 280-1992
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)        The Board of Directors of RegeneRx Biopharmaceuticals, Inc. (the “Company”) have increased the size of the Board of Directors and appointed L. Thompson Bowles, M.D, Ph.D. to serve as a director of the Company, effective as of February 15, 2006, to serve until the next annual meeting of shareholders at which directors are elected and until his successor has been elected and qualified. Dr. Bowles will serve on the Company’s Audit Committee, Compensation Committee and the Nomination and Corporate Governance Committee.

L. Thompson Bowles, M.D, Ph.D., age 74, is a thoracic surgeon and served as Dean of Medicine and Professor of Surgery at The George Washington University School of Medicine and Health Sciences (GWU) in Washington, D.C. from 1976-1988 and as Vice President for Medical Affairs and Executive Dean of GWU Medical Center from 1988-1992.  Dr. Bowles previously served as President of the National Board of Medical Examiners, the medical accrediting organization from 1992-2000.  He is also a member of the National Academy of Sciences Institute of Medicine and several national medical societies.  Dr. Bowles has served on the editorial board of a number of medical journals and has been a member and chairman of several governmental panels and committees.  Dr. Bowles received his medical degree from Duke University and his Ph.D. from New York University.

On February 15, 2006, the Company issued a press release announcing the appointment of Dr. Bowles. A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1 Press Release dated February 15, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERX BIOPHARMACEUTICALS, INC.

By:	/s/ J.J. Finkelstein

J.J. Finkelstein President and Chief Executive Officer

Date: February 16, 2006